EXHIBIT 99.2

American River Bankshares Announces the Results of their 2012 Annual Meeting

Sacramento, CA, May 18, 2012 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB), announced the re-election of all eight Directors at their Annual Meeting held Thursday, May 17th in Rancho Cordova, California.

Shareholders re-elected Charles D. Fite, Robert J. Fox, William A. Robotham, David T. Taber, Dr. Roger J. Taylor, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Director, each of whose current term expired at the 2012 Annual Meeting and their new term will expire in 2013.

The shareholders also approved the advisory vote concerning named executive officer compensation, known as Say-On-Pay. In addition, the selection of Crowe Horwath LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast. Crowe Horwath LLP, formally Perry-Smith LLP, has served the Company since 1990.

In his address to shareholders, David Taber, President and CEO of American River Bankshares, discussed the Company’s performance and strategic direction.

“There’s no arguing that the last few years have been tough on our earnings and asset quality, a situation that the banking industry as a whole experienced,” said Taber. “But what makes our organization distinctive is that we have an incredibly dedicated team that is laser focused on the six tenets that we call the American River Bankshares Difference.”

During the meeting, the American River Bankshares Executive Leadership Team presented the six tenets that make up The American River Bankshares Difference:

1.       Business Banking Niches

2.       Relationship Banking

3.       Strong Core Deposit Base

4.       Proven Track Record of Efficiency & Bottom Line Focus

5.       Organic Growth Opportunities

6.       Strategic Growth Opportunities

To view the American River Bankshares 2011 Annual Report, Foundation for Growth, visit www.envisionreports.com/AMRB

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.